Exhibit 15





PRICEWATERHOUSECOOPERS LLP



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We are aware that Phelps Dodge Corporation has incorporated by reference our report dated October 12, 1998 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) appearing on page 7 of the Form 10-Q for the quarterly period ended September 30, 1998 in the Prospectus constituting part of its Registration Statement and Post-Effective Amendment No. 1 on Form S-3 (Nos. 33-44380 and 333-36415) and in the Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317, 33-34363, 33-34362,
33-62648, 333-42231 and 333-52175). We are also aware of our responsibilities under the Securities Act of 1933.


Yours very truly,




PricewaterhouseCoopers LLP
Phoenix, Arizona
November 9, 1998